								 Exhibit 10.1


		       SEPARATION AGREEMENT AND RELEASE
		       --------------------------------

	This agreement is made effective May 10, 2004, between OHIO CASUALTY CORPORATION, an Ohio corporation (the "Company"), and DONALD F. MCKEE ("Executive"). THE OHIO CASUALTY INSURANCE COMPANY, an Ohio corporation ("OCIC") and a subsidiary of the Company, joins in this agreement to the extent needed to enable the Company to discharge its obligations under this agreement.

			    Statement of Agreement
			    ----------------------

	The Company and Executive and, as applicable, OCIC, (the "Parties" and each, a "Party") hereby agree as follows:


	Section 1.   Termination of Employment. Executive shall cease to be
		     -------------------------
an officer of the Company and each of the Affiliated Companies (as defined below), as applicable, as of the close of business on the date of this agreement. Executive shall cease to be an employee of the Company and each of the Affiliated Companies, as applicable, as of the close of business on August 3, 2004 (the "Separation Date"). From the date of this agreement through the Separation Date, Executive shall continue to be an employee of OCIC but shall have no employee duties or responsibilities and shall not have an office at the Company or any right to possess or use any assets or properties of the Company or any of the Affiliated Companies (except as provided in Section 6). From the date of this agreement through the Separation Date, Executive shall
(1) continue to receive his base salary at its current rate, payable in accordance with OCIC's normal payroll policy, and (2) continue to be eligible to participate in all employee benefit plans maintained by the Company or any of the Affiliated Companies in which he currently participates in accordance with the terms and conditions of such plan, subject to the right of the Company or any Affiliated Company to make changes in such plan and the benefits provided thereunder from time to time (so long as such changes are generally applicable to the participants under such plan), with Executive's COBRA election rights to commence following the Separation Date.

	Section 2.   Consulting Services.    Notwithstanding the provisions
		     -------------------
of Section 1, in order to facilitate the transition of Executive's responsibilities, Executive shall consult with the Company from time to time during the period beginning on the date of this agreement and ending on December 31, 2004, regarding such matters as may be reasonably requested from time to time by the CEO of the Company; provided that any such consulting services requested by the Company may be provided by Executive by telephone or electronic mail during mutually convenient times.

	Section 3.   Post-Separation Pay.  Subject to the other terms and
		     -------------------
conditions of this agreement, for a period of 24 months beginning on August 4, 2004 and ending on August 3, 2006 (the " Noncompetition Period"), Executive shall continue to receive his base pay, at the rate in effect on the date of this agreement. Such base pay will be paid in accordance with OCIC's normal payroll procedures. On the Separation Date, OCIC will pay to Executive, in a lump sum, the amount of his accrued and unpaid vacation pay from January 1, 2004 through the Separation Date. If Executive should die before all payments under this Section 3 have been paid, the unpaid amounts will be paid to Executive's spouse or other beneficiary who has been identified to OCIC by Executive as his beneficiary.

	Section 4.   Payment of Target Bonus.        Subject to the other
		     -----------------------
terms and conditions of this agreement, OCIC shall pay to Executive the sum of $405,350, which amount represents 200 percent of his target bonus under the Annual Incentive Plan for 2004 (the "AIP"), on the date in 2005 on which such payment would be due under the AIP. If Executive should die before the payment under this Section 4 has been paid, such amount will be paid to Executive's spouse or other beneficiary who has been identified to OCIC by Executive as his beneficiary.

	Section 5.   Stock Options; Restricted Stock.  The Company shall
		     -------------------------------
take such action as is necessary to accelerate the vesting of all stock options previously granted to Executive by the Company that are not yet fully vested (and have not previously expired or been terminated) so that such options vest as of the Separation Date with respect to any portion of such options that are currently unvested, provided that the foregoing shall not extend the term of any stock option granted to Executive. All restricted stock awards previously granted to Executive that are not fully vested as of the Separation Date shall be deemed to have been forfeited by Executive to the Company as of the Separation Date.

	Section 6.   Laptop Computer.    The Company hereby transfers
		     ---------------
to Executive ownership to the Company's laptop computer and its docking station currently in Executive's possession. Executive represents and warrants to the Company that, other than such laptop computer, he is not in possession or control of any of the assets or property of the Company or any of the Affiliated Companies including, without limitation, copies of computer software or documents.

	Section 7.   Tax Withholdings.  Notwithstanding any other
		     ----------------
provisions of this agreement, all payments and other consideration made or provided to Executive pursuant to this agreement shall be subject to all applicable federal, state and local tax and other withholding requirements. Without limiting the foregoing, to the extent not satisfied pursuant to the immediately preceding sentence, all obligations of Executive to pay or reimburse the Company or any of the Affiliated Companies for any taxes or required withholdings relating to any consideration paid or payable to Executive that exist under any existing plan or agreement, including without limitation under the Company's stock option plans or any stock option agreement to which Executive is a party, shall continue, and if Executive fails to pay or reimburse the Company or any Affiliated Company for any such amounts, the Company or any Affiliated Company shall have the right to offset such amounts against any amounts payable to Executive under this agreement.

	Section 8.   Employment Agreement.  Effective on the date of this
		     --------------------
agreement, the Employment Agreement dated September 19, 2001 between the Company and Executive (the "Employment Agreement") is hereby terminated and of no further force or effect.

	Section 9.   Confidentiality; Noncompetition.  Executive shall not,
		     -------------------------------
directly or indirectly, at any time, disclose any Confidential Information (defined below) to any person, association or other entity, or use, or authorize or assist any person, partnership, association, limited liability company, corporation or other entity (other than the Company or any of the Affiliated Companies) to use, any Confidential Information, excepting only (a) disclosures required by applicable law and (b) disclosures made on a confidential basis to Executive's legal counsel, accountants or other financial advisors ("Executive's Representatives"); provided that (i) if Executive believes disclosure of Confidential Information is required by applicable law, Executive shall promptly (and in any event prior to such disclosure) give the Company notice of such proposed disclosure and cooperate with the Company in all ways reasonably requested by it in its efforts to obtain a protective order or otherwise limit the scope of such disclosure to the extent the Company deems necessary or appropriate; (ii) Executive shall cause Executive's Representatives to observe and adhere to the terms of this paragraph the same as such terms are binding on Executive and shall be responsible and liable for any breach of the terms of this paragraph by any such Representatives; and (iii) Executive shall not be prohibited or restricted from disclosing or using Confidential Information to the extent reasonably necessary to protect his rights under this agreement or to defend himself in an action brought against him arising out of his service as a director, officer or employee of the Company or any of the Affiliated Companies.

	Executive represents and warrants to the Company that he has delivered to the Company all documents and other materials containing any Confidential Information which are in his possession or under his control; provided that the Company shall provide Executive with reasonable access to Confidential Information which relates to his past compensation or service as an employee of the Company or any of the Affiliated Companies, for any reasonable purpose upon reasonable prior notice.

	During the Noncompetition Period, Executive shall not, directly or indirectly, engage in, assist or have an active interest in (whether as proprietor, partner, investor, shareholder, officer, director, member or any type of principal whatsoever), enter the employment of or act as agent for or adviser or consultant to, any person, partnership, association, limited liability company, corporation or other entity which is (or is about to become) engaged in any business that competes with the Company or any of the Affiliated Companies anywhere within the United States.

	Notwithstanding the foregoing provisions of this section, the provisions of the immediately preceding paragraph of this section shall not prohibit Executive from owning, directly or indirectly, two percent or less of the issued and outstanding voting stock of a company whose shares are publicly traded.

	During the Noncompetition Period, Executive shall not, on his own behalf or on behalf of any other person, partnership, association, limited liability company, corporation or other entity, solicit or in any manner attempt to influence or induce any employee of the Company or any of the Affiliated Companies to leave the employment of the Company or such Affiliated Company nor shall he use or disclose to any person, partnership, association, limited liability company, corporation or other entity any information obtained while an employee of the Company or any of the Affiliated Companies concerning the names and addresses of the employees of the Company or any such Affiliated Company.

	During the Noncompetition Period and thereafter, (A) Executive shall not make any statement (oral or written), or take any other action, which is in any way disparaging to the Company or any Affiliated Company, and (B) neither the Company nor any Affiliated Company shall make any statement, or take any other action, which is in any way disparaging to Executive; provided, however, that this paragraph shall not apply to (i) truthful statements when required to be made by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process, (ii) truthful statements made by the Company, an Affiliated Company or Executive if necessary for the Company, the Affiliated Company or Executive, as the case may be, to defend itself or himself in any civil, criminal, administrative or arbitration proceeding, or (iii) truthful statements made by the Company or an Affiliated Company pertaining to any conduct of Executive of the type described in clauses (b) or (c) of Section 12 of this agreement.

	For purposes of this agreement: (1) "Affiliated Companies" or an "Affiliated Company" shall include the Company's direct and indirect subsidiaries and any other entities controlled by, controlling or under common control with the Company that exist as such on the Separation Date or about which the Company hereafter provides notice to Executive; (2) "Confidential Information" shall mean all trade secrets, proprietary data and other confidential information of or relating to the Company or any Affiliated Company, including without limitation, financial information, information relating to business operations, services, pricing, future plans, agent relationships, underwriting policies and reserving practices, and relationships with agents, reinsurers, policyholders, consultants, employees, independent contractors or other parties, and any information which the Company or any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound, and of which Executive has knowledge or reasonably should be expected to have knowledge, provided that Confidential Information shall not include information which is or becomes available to the general public and did not become so available through any breach of any provision of this or any other agreement by Executive.

	Executive acknowledges and agrees that: (i) the various covenants, restrictions and obligations set forth in this Section 9 are separate and independent obligations, and may be enforced separately or in any combination;
(ii) the provisions of this section are fundamental and essential for the protection of the Company's legitimate business and proprietary interests;
(iii) such provisions are reasonable and appropriate in all respects; (iv) in the event of any violation by Executive of any of such provisions, the Company would suffer irreparable harm and its remedies at law would be inadequate; and
(v) in the event of any violation or attempted violation of any of such provisions by Executive, the Company shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond.

	All rights and remedies of the Company under this section and the other provisions of this agreement shall be cumulative and in addition to all other rights and remedies that may be available to the Company or any of the Affiliated Companies from time to time, whether under any other agreement, at law, in equity or otherwise.

	Section 10.   Release by Executive.  In exchange for the payments
		      --------------------
and other consideration provided for in this agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive, for himself and his successors and assigns, hereby RELEASES, REMISES AND FOREVER DISCHARGES the Company, each of the Affiliated Companies and all of their respective predecessors, successors, assigns, shareholders, directors, officers, agents, employees and representatives, personally and in their respective capacities, and any other person or entity succeeding to any such person or entity, from any and all claims, demands, rights, charges, actions, interests, debts, obligations, liabilities, damages, costs, expenses and causes of action of whatever type or nature, whether legal or equitable, whether in tort or in contract, whether known or unknown, which Executive has or may have against any of them, either individually, jointly, severally or jointly and severally, based upon any agreements, transactions, acts or omissions which have occurred from the beginning of time to the date of this agreement, including without limitation any and all claims, demands or causes of action arising out of, either directly or indirectly, Executive's employment or separation from employment with the Company or any of the Affiliated Companies, including without limitation any rights or causes of action Executive may have under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e, et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. Section 301, et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq., the Fair Labor Standards Act, 29 U.S.C. Section 201 et seq., and, except as provided in Section 1, the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), 29 U.S.C. Section 1161 et seq., including any claim for or right to attorney's fees, costs and expenses thereunder, and specifically including any claim for wages, bonuses or other compensation; provided that the foregoing release shall not apply to any rights of Executive or obligations of the Company or any of the Affiliated Companies: (a) under this agreement, the Company's stock option plans, the existing agreements between the Company and Executive executed pursuant to the company's stock option plans (as such agreements are modified pursuant to this agreement), the Stock Option Agreement between the Company and Executive, dated September 19, 2001 (as modified pursuant to this agreement) and the employee benefit plans maintained by the Company or the Affiliated Companies in which Executive is or has been a participant and has accrued rights or benefits under the terms thereof (collectively, the "Surviving Agreements"); (b) any conversion rights available to terminated employees generally under "welfare benefit plans," as defined in ERISA (the "Welfare Benefit Plans"); or (c) any rights Executive has to indemnification under the articles of incorporation or code of regulations (or equivalent governing documents) of the Company or the Affiliated Companies, or under the director and officer insurance policies of the Company or the Affiliated Companies as in effect from time to time, or under the express requirements of applicable law (collectively, the "Indemnification Rights"). Executive shall not sue the Company, any of the Affiliated Companies or any other person or entity benefiting from the foregoing release, or make, assert, or maintain any charge, claim, demand or action against the Company, any of the Affiliated Companies or any such other person or entity, with respect to any matter released pursuant to the foregoing release. If Executive violates the preceding sentence, Executive shall pay all costs and expenses (including without limitation reasonable attorneys fees) incurred by the Company, any of the Affiliated Companies or such other person or entity in defending such suit, claim, charge, demand or action.

	Executive also agrees, as a condition to his receipt of the payments and benefits provided for in Sections 3 and 4 of this agreement, to execute and deliver to the Company within fifteen (15) days of the Separation Date an agreement of Executive that the release set forth in this Section 10 shall apply to the time period commencing immediately after this agreement is executed and delivered by the Parties through the Separation Date.

	Section 11.     Voluntary Execution; Consideration and Revocation
Periods.
-------------------------------------------------------------------------
Executive acknowledges that: (a) he has entered into this agreement voluntarily and knowingly, and with the opportunity to obtain advice of his own independent legal counsel; (b) he has carefully read and fully understands this agreement; and (c) he has specifically waived any rights under 29 U.S.C.
Section 621 et seq. and all provisions of the Older Worker Benefit Protection Act have been complied with, including that this agreement has been explained to him. Executive acknowledges that he has been advised to consult with his attorney regarding whether he wishes to execute this agreement. Executive further acknowledges that he has been given a period of twenty-one (21) days within which to consider this agreement, and that he hereby voluntarily and knowingly waives such twenty-one (21) day period without fraud, misrepresentation, threat or duress. Executive understands that he may revoke the release under Section 10 of this agreement within seven (7) days from the date on which he signs this agreement by giving written notice of such revocation to the Company within such seven (7) day revocation period, delivered by hand or certified mail, return receipt requested, to Debra K. Crane, General Counsel, Ohio Casualty Corporation, 9450 Seward Road, Fairfield, Ohio 45014. Such release shall not be effective for seven (7) days after the date on which Executive signs this agreement, but unless so revoked shall automatically become effective. If Executive so revokes such release: (i) this agreement shall be null and void and of no further force or effect, except that Executive's termination of employment on the Separation Date and his cessation of service as an officer of the Company and the Affiliated Companies on the date of the agreement as provided in Section 1 of this agreement shall be effective regardless of such revocation; and (ii) each Party shall have only those benefits and rights to which it would have been entitled in the absence of this agreement (subject to the exception in the preceding clause (i)).

	Section 12.   Release by Company.  The Company, for itself and its
		      ------------------
Affiliated Companies, hereby RELEASES, REMISES AND FOREVER DISCHARGES Executive and his successors, assigns, agents and representatives, personally and in their respective capacities, and any other person or entity succeeding to any such person or entity, from any and all claims, demands, rights, charges, actions, interests, debts, obligations, liabilities, damages, costs, expenses and causes of action of whatever type or nature, whether legal or equitable, whether in tort or in contract, whether known or unknown, which the Company or any of the Affiliated Companies has or may have against any of them, either individually, jointly, or severally, or jointly and severally, based upon any agreements, transactions, acts or omissions which have occurred from the beginning of time to the date of this agreement; provided that the foregoing release shall not apply to any rights of the Company or any of the Affiliated Companies or obligations of Executive: (a) under this agreement or any Surviving Agreement or Welfare Benefit Plan; (b) relating to any intentionally wrongful act of Executive or any violation of any federal or state securities laws by Executive (excluding such matters to the extent that they are covered by the Indemnification Rights); or (c) any act or omission of Executive in his capacity as an officer of the Company or any of the Affiliated Companies for which, or to the extent, he is not entitled to indemnification under the Indemnification Rights. Neither the Company nor any of its Affiliated Companies shall sue Executive or any other person or entity benefiting from the foregoing release, or make, assert or maintain any charge, claim, demand or action against Executive or any such other person or entity, with respect to any matter released pursuant to the foregoing release. If the Company or any of the Affiliated Companies violates the preceding sentence, the Company or such Affiliated Company, as the case may be, shall pay all costs and expenses (including without limitation reasonable attorneys fees) incurred by Executive or such other person or entity in defending such suit, claim, charge, demand or action.

	Section 13.   Notices.  All notices and other communications under
		      -------
this agreement to any Party shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) to that Party at the telecopy number for that Party, mailed by certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Party) or delivered to Federal Express, UPS, or any similar express delivery service for delivery to that Party at that address:

	(a)   If to the Company and OCIC:

	      Ohio Casualty Corporation
	      9450 Seward Road
	      Fairfield, Ohio  45014
	      Attention:  General Counsel

	(b)   If to Executive:

	      Mr. Donald F. McKee
	      7825 Annesdale Drive
	      Cincinnati, Ohio  45243

	Section 14.   Severability.  The intention of the Parties is to
		      ------------
comply fully with all rules, laws and public policies to the extent possible. If and to the extent that any court of competent jurisdiction is unable to construe any provision of this agreement and holds that provision to be invalid, such invalidity shall not affect the remaining provisions of this agreement, which shall remain in full force and effect. With respect to any provision in this agreement finally determined by such a court to be invalid or unenforceable, such court shall have jurisdiction to reform this agreement to the extent necessary to make such provision valid and enforceable and, as reformed, such provision shall be binding on the Parties.

	Section 15.   Non-Waiver.  No failure by a Party to insist upon
		      ----------
strict compliance with any term of this agreement, to exercise any option, to enforce any right or to seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, the right of such first Party to insist upon such strict compliance, exercise that option, enforce that right or seek that remedy with respect to that default or any prior, contemporaneous or subsequent default. No custom or practice of the Parties at variance with any provision of this agreement shall affect, or constitute a waiver of, any Party's right to demand strict compliance with all provisions of this agreement.

	Section 16.   Complete Agreement.  This agreement and the Surviving
		      ------------------
Agreements and Welfare Benefit Plans contain the entire agreement between the Parties and supersede all other agreements and understandings between the Parties with respect to the subject matter of this agreement. Without limiting the foregoing, this agreement supersedes the Employment Agreement, which shall have no further force or effect. No alterations, additions or other changes to this agreement shall be made or be binding unless made in writing and signed by the Parties.

	Section 17.   Governing Law.  This agreement shall be governed by
		      -------------
and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

	Section 18.   Capacity.  Executive represents and warrants to the
		      --------
Company that he has the capacity and right to enter into this agreement and perform all of his obligations under this agreement without any restriction.

	Section 19.   Arbitration.  Subject to the right of the Company to
		      -----------
exercise the remedies described in the second-to-last paragraph of Section 9 of this agreement in any court having jurisdiction, all disagreements and controversies arising with respect to this agreement, or with respect to its application to circumstances not clearly set forth in this agreement, shall be settled by binding arbitration to be held, and the award made, in Cincinnati, Ohio, pursuant to the then-applicable Commercial Arbitration Rules of the American Arbitration Association. In any such arbitration, the arbitrators shall consist of a panel of three arbitrators, which shall act by majority vote and which shall consist of one arbitrator selected by the Company, one arbitrator selected by Executive, and a third arbitrator selected by the two arbitrators so selected, who shall be either a certified public accountant or an attorney at law licensed to practice in the State of Ohio and who shall act as chairman of the arbitration panel; provided that if the Party on one side of the issue selects its arbitrator for the panel and the other Party fails so to select its arbitrator within 10 business days after being requested by the first Party to do so, then the sole arbitrator shall be the arbitrator selected by the first Party. A decision in any such arbitration shall apply both to the particular question submitted and to all similar questions arising thereafter and shall be binding and conclusive upon all Parties and shall be enforceable in any court having jurisdiction over the Party to be charged.

	All costs and expenses of arbitration shall be borne by the Parties as determined by the arbitrator or arbitration panel, except that the fees and expenses of any arbitrator on an arbitration panel who is selected individually by a Party shall be borne separately by the Party appointing the arbitrator; provided that if one Party fails to select an arbitrator for a panel, and the sole arbitrator is the arbitrator selected by the other Party, then the fees of that arbitrator shall be borne by the Parties as determined by that arbitrator.

	Section 20.   Successors.  This agreement shall be personal to
		      ----------
Executive and no rights or obligations of Executive under this agreement may be assigned by Executive to any third party (other than by will or pursuant to the laws of descent and distribution). Any assignment or attempted assignment by Executive in violation of the preceding sentence shall be null and void.

Subject to the foregoing, this agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the heirs, personal representatives, successors and assigns of each Party.

	Section 21.   Counterparts.    This agreement may be executed in
		      ------------
multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

	IN WITNESS WHEREOF, the parties hereto have entered the following agreement to be effective as of the date first above written.


OHIO CASUALTY CORPORATION


By   /s/Dan R. Carmichael                        /s/Donald F. McKee
     -------------------------------------       -------------------------
      Dan R. Carmichael, President and CEO       DONALD F. MCKEE


THE OHIO CASUALTY INSURANCE COMPANY


By   /s/Dan R. Carmichael
     --------------------------------------
     Dan R. Carmichael, President and CEO